F-Series Captures America's Best-Selling Truck Crown for 46th Straight Year; Ford Posts Record Electric Vehicles Sales, Harnesses No. 2 EV Automaker Spot; Ford Expands Total Market Share in 2022

www.facebook.com/ford

www.twitter.com/Ford

DECEMBER 2022 SALES

	Total Vehicle	Truck	SUV	EVs
Total U.S. Sales	**179,279**	**101,649**	**73,759**	**7,823**
Total Sales vs. Dec 2021	3.2%	10.9%	-4.7%	222.6%
Retail Sales vs. Dec 2021	-2.3%	6.4%	-8.7%	178.4%

HIGHLIGHTS

- **F-Series sales for the year totaled 653,957 trucks, making it America's best-selling truck for 46 straight years and best-selling vehicle for 41 years straight** – it outsold its second place competitor Silverado by more than 140,000 trucks for the year.
- **Ford F-Series sales closed the year with its best monthly sales performance of the year in December with 75,076 trucks sold.** Positioning truck sales well for the new year, with total orders for the all-new '23MY Super Duty now exceeding 245,000 trucks.
- **Ford's total market share for the year gained 0.7 percentage points over the 2021 calendar year** with the rollout of new electric vehicles and SUVs. **Ford retail orders for '23MY vehicles totaled a record 329,000 vehicles – up 69.6 percent over '22MY.**
- **Ford's full year sales of electric vehicles hit a new record at 61,575 vehicles, making Ford the second largest automaker of electric vehicles in America.** Ford sales of EVs were up 126 percent for the year and up 223 percent for December.
    - **The F-150 Lightning was the No. 1 electric truck in America in December and the best-selling electric truck in the U.S. since its launch in May with 15,617 electric trucks sold.**
    - **For the year, Ford sold 6,500 E-Transit vans, making it America's best-selling electric van with 73 percent share of the segment.** December sales of E-Transit totaled 689.
    - **Mustang Mach-E sales climbed 103 percent in December on sales of 4,775 SUVs.** For the year, Mustang Mach-E is up 45.4 percent on sales of 39,458 SUVs.
- **Bronco December sales totaled 10,412 SUVs with a 36.4 percent share of segment, its highest level since launch and up almost 4 percentage points from November.** For the year, Bronco sales totaled 117,057.
- **Enrollments of Ford's BlueCruise/Lincoln ActiveGlide technology for the year totaled 114,000 and customers have** accumulated more than 42 million hands-free miles with BlueCruise/ActiveGlide.

About Ford Motor Company

Ford Motor Company (NYSE: F) is a global company based in Dearborn, Michigan, that is committed to helping build a better world, where every person is free to move and pursue their dreams. The company's Ford+ plan for growth and value creation combines existing strengths, new capabilities and always-on relationships with customers to enrich experiences for and deepen the loyalty of those customers. Ford develops and delivers innovative, must-have Ford trucks, sport utility vehicles, commercial vans and cars and Lincoln luxury vehicles, as well as connected services. Additionally, Ford is establishing leadership positions in mobility solutions, including self-driving technology, and provides financial services through Ford Motor Credit Company. Ford employs about 176,000 people worldwide. More information about the company, its products and Ford Credit is available at [corporate.ford.com.](corporate.ford.com)

*U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data.

"Much was accomplished in 2022, with Ford increasing its share of the industry by 0.7 percentage points. Delivering on our strategy, share expansion came from broad- based growth from our SUV lineup and our all-new EVs growing at twice the rate of the overall EV segment. F-Series was America's best-selling truck for the 46th consecutive year, outselling our second-place competitor by over 140,000 trucks, and the Bronco family of vehicles increased 51.3 percent. With a strong retail order bank, Ford is well positioned heading into 2023."

– Andrew Frick, vice president, Sales, Distribution & Trucks, Ford Blue

MUST-HAVE PRODUCTS



Ford Trucks

Strong Super Duty orders and the best F-Series December sales of the year, up 20.1 percent over a year ago -- provides strength moving into the new year. F-Series share of the full-size pickup segment continued to expand – up 1.2 percentage points in December over last year with 35.6 percent of the segment. **Maverick was the No. 1 selling small truck** with sales of 74,370, with retail orders filled out for the '23MY.



Ford SUV

Ford brand SUVs finish the year with sales of 777,770 SUVs – up 4.6 percent over a year ago. Strong performance from the Bronco family of SUVs expanded Ford's share of the total SUV segment by 1.2 percentage points to 10.3 percent. **Bronco's share** of its segment hit 27.9 percent for the year – with its highest share of segment coming in December at 36.4 percent of segment. The Bronco family of SUVs totaled 216,604 SUVs – up 51.3 percent in 2022.



Ford Pro

With 156,672 vans sold, Ford marks its 44th straight year as America's best-selling commercial van lineup. Led by Transit with sales of 99,382 vans, Transit has been America's No. 1 selling van since it was first introduced in 2015, while **E-Transit is America's No. 1 selling** electric van with 2022 sales totaling 6,500.



FORD U.S. EV SALES
61,575
Sales
27,216
Sales
3
Sales
2020
2021
2022

Ford Electric

Ford sales of electric vehicles more than doubled in 2022, to 61,575 electric vehicles sold – double the rate of growth for the overall segment. Ford's electric vehicle sales performance makes it the second largest maker of electric vehicles in the U.S. behind Tesla. Conquesting sales at over 60 percent, Ford's electric vehicles played a crucial role in expanding Ford's overall share in 2022. .



Lincoln SUVs

With improved inventory flow, **Lincoln SUVs finished the year strong, with sales up 18.0 percent in December of a year ago on strong Navigator and Corsair sales.** Navigator saw a 30.7 percent gain over a year ago, while Corsair was up 38.9 percent.